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                              UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 and 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                              Commission File Number         33-15932
                                                             --------

   Southmark San Juan, Inc.
   -----------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

   Isla Verde Avenue, Carolina, Puerto Rico 00979 (972) 392-7777
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            See Exhibit A Attached
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                     None
--------------------------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)     x      Rule 12h-3(b)(1)(i)
                                 -----                          -----
           Rule 12g-4(a)(1)(ii)           Rule 12h-3(b)(1)(ii)
                                 -----                          -----
           Rule 12g-4(a)(2)(i)            Rule 12h-3(b)(2)(i)
                                 -----                          -----
           Rule 12g-4(a)(2)(ii)           Rule 12h-3(b)(2)(ii)
                                 -----                          -----
                                          Rule 15d-6


  Approximate number of holders of record as of the certification or notice date: See Exhibit A Attached
       ----------------------

  Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 15, 1997              By:  /a/ John C. Hull
       ------------                   ------------------------------------------
                                      John C. Hull

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.
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                                                                       Exhibit A

                            Southmark San Juan, Inc.
                  Notice of Termination of Registration Under
              Section 12(g) of The Securities Exchange Act of 1934




Loan obligations of Southmark San Juan, Inc. with respect to
$31,000,020 Senior Secured Industrial Revenue Bonds, 1992            Approximate
Series A (Southmark San Juan, Inc. - Sands Hotel and Casino            Holders
Project)                                                                 of
                                                                       Record
-----------------------------------------------------------------    -----------
                      (Title of Class)                                  None



Loan obligations of Southmark San Juan, Inc. with respect to $3,002,804 Senior Secured Industrial Revenue PIK Bonds, 1992 Series A (Southmark
San Juan, Inc. - Sands Hotel and Casino Project)
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                      (Title of Class)                                  None


Warrants to Purchase Common Stock
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                      (Title of Class)                                   57



Common Stock, par value $0.001 per share
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                      (Title of Class)                                   12